UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 27, 2006
(Date of earliest event reported)

SEQUIAM CORPORATION
(Exact Name of Registrant as Specified in Charter)

California	333-45678	33-0875030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Sunport Lane
Orlando, Florida 32809
(Address of Principal Executive Offices)

(407) 541-0773
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྏ	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ྏ	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ྏ	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ྏ	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement.

On April 27, 2006, Sequiam Biometrics, Inc. (“Sequiam”), a wholly owned subsidiary of Sequiam Corporation, entered into a Joint Venture Agreement (the “Agreement”) with Changjiang Computer Group Corporation (“CJCGC”) and Magstone Innovation, Inc. (“Magstone”). The name of the Joint Venture is Shanghai Changjiang Intelligence Information Technology, LTD (the “JV”). The JV will be headquartered in Shanghai. The purpose of the agreement is to develop and market biometric and other IT products and applications in China and other regions and to support Sequiam by providing research and development for new products. The Agreement grants Sequiam exclusive rights to distribute those products in North America, Europe and Africa.

The JV is owned 30% each by Sequiam and Magstone and 40% by CJCGC. The Agreement is subject to Chinese government approval, which is expected in approximately 45 days. Subject to the receipt of such approval, the JV expects to commence operation by June 1, 2006

As part of the Agreement, Sequiam and Magstone must invest $60,000 each and CJCGC $80,000. The term of the Agreement is twenty years, expiring on May 31, 2026, and will be automatically renewed for additional ten-year terms unless all parties agree in writing to cease operations prior to the expiration of the then current term.

The agreements are furnished as Exhibit 10.1 and 10.2 hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1	Joint Venture Agreement

10.2	Bylaws of Shanghai Changjiang Intelligence Information Technology, LTD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUIAM CORPORATION

Date:	May 3, 2006	By:	/s/ Mark L. Mroczkowski
		Name:	Mark L. Mroczkowski
		Title:	Senior Vice President and Chief Financial Officer